         EXHIBIT 11 - INPHYNET MEDICAL MANAGEMENT INC. AND SUBSIDIARIES
                       STATEMENT REGARDING COMPUTATION OF
                               PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       FOR THE YEARS
                                                                      ENDED DECEMBER 31,
                                                                      ------------------
                                                                        1996      1995
                                                                        ----      ----
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding                                    15,775    14,785


Effect of dilutive stock options based on the
   treasury stock method                                                  246       253
                                                                      -------   -------

Total weighted average shares outstanding                              16,021    15,038
                                                                      =======   =======

Net income                                                            $16,691   $11,288
                                                                      =======   =======


Net income per share                                                  $  1.04   $  0.75
                                                                      =======   =======






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